Exhibit 99.1

Saga Communications, Inc.

Reports 3rd Quarter 2022 Results

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – November 3, 2022 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company” or “Saga”) today reported financial results for the quarter ended September 30, 2022.  Despite strong underlying performance the results were impacted by one-time payments related to the passing of our founder Ed Christian.  The actual results as well as the results adjusted for the impact of his passing are reported in this financial results release.  Net revenue increased 3.9% to $30.0 million for the quarter ended September 30, 2022 compared to $28.8 million for the same period last year.   Station operating expense increased 2.8% for the quarter to $22.3 million compared to the same period last year.  For the quarter, station operating income increased 4.1% to $8.9 million, and operating income was $1.1 million compared to $4.6 million for the same quarter last year.  Free cash flow was $1.6 million for the quarter compared to $4.0 million for the same period last year.  Capital expenditures for the quarter and the same period last year were $1.2 million.  We had a net loss of $104 thousand for the quarter compared to net income of $3.5 million for the third quarter last year.  Diluted earnings per share were $(0.01) in the third quarter of 2022.

As a result of Ed Christian’s passing, the Company is required to make several payments to his estate as outlined in his employment agreement.  These expenses were accrued as of September 30, 2022 increasing the reported corporate general and administrative expense line item by $3.8 million for both the quarter and nine-month period ended September 30, 2022.  Without these expenses operating income would have increased 5.8% to $4.9 million, free cash flow would have increased 36.5% to $5.4 million and net income would have increased 7.9% to $3.7 million.  Net income per share would have been $0.62 per share as compared to $0.58 per share for the same period last year.

Net revenue increased 7.0% to $84.8 million for the nine-month period ended September 30, 2022 compared to $79.2 million for the same period last year.   Station operating expense increased 4.9% for the nine-month period to $64.6 million compared to the same period last year.  For the nine-month period, station operating income increased 9.6% to $23.7 million and operating income was $8.1 million compared to $10.1 million for the same period last year.  Free cash flow was $6.7 million for the nine-month period compared to $9.9 million for the same period last year.  Capital expenditures for the nine months were $4.7 million compared to $2.7 million for the same period last year.  Net income was $4.9 million for the nine-month period compared to $7.5 million for the same period last year.  Diluted earnings per share were $0.82 in the first nine months of 2022.

Adjusted for the accruals related to Ed Christian’s passing, as of September 30, 2022, as outlined above for the nine-month period ended September 30, 2022, operating income would have increased 18.4% to $12.0 million, free cash flow would have increased 5.9% to $10.5 million and net income would have increased 17.3% to $8.8 million.  Net income per share would have been $1.45 per share as compared to $1.25 per share for the same period last year.

The Company paid a quarterly dividend of $0.25 per share and a special dividend of $2.00 per share on October 21, 2022.  The aggregate amount of the quarterly dividend was approximately $13.6 million.  To date Saga has paid over $93 million in dividends to shareholders since the first special dividend was paid in 2012.  The Company intends to pay regular quarterly cash dividends in the future.  Consistent with its strategic objective of maintaining a strong balance sheet and with returning value to our shareholders, the Board of Directors will also continue to consider declaring special cash dividends, establishing a variable dividend policy and stock buybacks in the future.

The Company’s balance sheet reflects $58.3 million in cash and short-term investments as of September 30, 2022 and $45.3 million as of October 31, 2022.  The Company expects to spend approximately $5.5 – 6.0 million for capital expenditures during 2022.

Saga’s 2022 Third Quarter conference call will be held on Thursday, November 3, 2022 at 11:00 a.m.  The dial-in number for the call is (973) 528-0008.  Enter conference code 902265.  A recording and transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company please email the inquiry by 10:00 a.m. on November 3, 2022 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing directions will be discussed during the call.

The attached Selected Supplemental Financial Data tables disclose the Company’s trailing twelve-month consolidated EBITDA and a reconciliation of operating income to station operating income.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance.  Such non-GAAP measures include same station financial information, free cash flow, station operating income, trailing 12-month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position.  Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value.  These measures are not measures of liquidity or of performance in accordance with GAAP and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Consolidated Financial Data and Selected Supplemental Financial Data tables.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including in particular Item 1A of our Annual Report on Form 10-K.  Readers should note that forward-looking statements may be impacted by several factors, including global, national and local economic changes and changes in the radio broadcast industry in general, and the ongoing economic impact of the COVID-19 pandemic as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties.  Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 35 AM radio stations and 80 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three and Nine Months Ended

September 30, 2022 and 2021

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating Results
Net operating revenue	$29,980	$28,845	$84,768	$79,192
Station operating expense	22,295	21,690	64,649	61,630
Corporate general and administrative	6,667	2,538	11,970	7,470
Other operating (income) expense, net	(37)	(2)	3	(25)
Operating income	1,055	4,619	8,146	10,117
Interest expense	32	73	96	218
Interest income	(134)	(4)	(187)	(14)
Other income, net	(34)	(279)	(36)	(582)
Income before income tax expense	1,191	4,829	8,273	10,495
Income tax expense	1,295	1,375	3,350	3,030
Net income (loss)	$(104)	$3,454	$4,923	$7,465

Earnings (loss) per share:
Basic	$(0.01)	$0.58	$0.82	$1.25
Diluted	$(0.01)	$0.58	$0.82	$1.25

Weighted average common shares	5,961	5,917	5,977	5,916
Weighted average common and common equivalent shares	5,961	5,917	5,977	5,916

Free Cash Flow
Net income (loss)	$(104)	$3,454	$4,923	$7,465
Plus: Depreciation and amortization:
Radio Stations	1,214	1,391	3,622	4,093
Corporate	87	69	212	208
Deferred tax provision	565	210	960	410
Non-cash compensation	1,049	348	1,726	1,048
Other operating (income) expense, net	(37)	(2)	3	(25)
Other income, net	(34)	(279)	(36)	(582)
Less: Capital expenditures	(1,168)	(1,232)	(4,731)	(2,687)
Free cash flow	$1,572	$3,959	$6,679	$9,930

	September 30,
	2022	2021
Balance Sheet Data
Working capital	$47,135	$55,707
Net fixed assets	$54,205	$53,451
Net intangible assets and other assets	$118,031	$119,593
Total assets	$251,425	$255,114
Long-term debt, including $0 and $10,000 of current debt, respectively	$—	$10,000
Stockholders' equity	$188,013	$197,364

Saga Communications, Inc.

Selected Supplemental Financial Data

September 30, 2022

(amounts in 000's)

(Unaudited)

		Less:	Plus:	Trailing
	12 Months Ended	9 Months Ended	9 Months Ended	12 Months Ended
	December 31,	September 30,	September 30,	September 30,
	2021	2021	2022	2022
Trailing 12 Month Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (1)
Net income	$11,157	$7,465	$4,923	$8,615
Exclusions:
Gain (loss) on sale of assets, net	(7)	25	(3)	(35)
Gain on insurance proceeds	589	567	16	38
Other income, net	63	116	247	194
Total exclusions	645	708	260	197
Consolidated adjusted net income (1)	10,512	6,757	4,663	8,418
Plus:
Interest expense	284	218	96	162
Income tax expense	4,260	3,030	3,350	4,580
Depreciation & amortization expense	5,749	4,301	3,834	5,282
Non-cash compensation	1,335	1,048	1,726	2,013
Trailing twelve month consolidated EBITDA (1)	$22,140	$15,354	$13,669	$20,455

(1)	As defined in the Company's credit facility.

Saga Communications, Inc.

Selected Supplemental Financial Data

For the Three and Nine Months Ended

September 30, 2022 and 2021

(amounts in 000’s)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating income to station operating income reconciliation:
Operating income	$1,055	$4,619	$8,146	$10,117
Plus:
Corporate general and administrative	6,667	2,538	11,970	7,470
Other operating (income) expense, net	(37)	(2)	3	(25)
Station depreciation and amortization	1,214	1,391	3,622	4,093
Station operating income	$8,899	$8,546	$23,741	$21,655